American Funds Tax-Exempt Fund of New York
January 31, 2017
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$2,021
Class B*	$-
Class C	$120
Class F-1	$27
Class F-2	$408
Class F-3*	$-
Total	$2,576
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.1363
Class B	$0.1445
Class C	$0.0932
Class F-1	$0.1373
Class F-2	$0.1436
Class F-3	$0.0034
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	14,785
Class B	2
Class C	1,247
Class F-1	200
Class F-2	2,513
Class F-3	1
Total	18,748
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$10.59
Class B	$10.59
Class C	$10.59
Class F-1	$10.59
Class F-2	$10.59
Class F-3	$10.59

*Amount less than one thousand